As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas and Virginia	75-1743247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(972) 934-9227

(Address of Principal Executive Offices and Zip Code)

Atmos Energy Corporation

Retirement Savings Plan and Trust

(Full Title of the Plan)

Louis P. Gregory

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, no par value (4)	1,000,000	$24.64 per share	$24,640,000	$3,122

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	This registration statement covers, in addition to the number of shares of common stock, no par value, stated above, such additional shares as may be issued as a result of the antidilution provisions of the Retirement Savings Plan and Trust.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on June 7, 2004.

(4)	Includes, with respect to each share of common stock, rights pursuant to the registrant’s Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and the rights agent named therein. Until any triggering event under the Rights Agreement occurs, the rights trade with, and cannot be separated from, the common stock.

NOTE

This registration statement relates to the registration of additional securities under the Atmos Energy Corporation Retirement Savings Plan and Trust (formerly the Atmos Energy Corporation Employee Stock Ownership Plan and Trust for Employees of Atmos Energy Corporation). Under the previous two registration statements filed by Atmos Energy on Form S-8 (File Nos. 33-57687 and 333-63738) relating to the Atmos Energy Corporation Retirement Savings Plan and Trust, Atmos Energy registered a total of 2,000,000 shares of common stock and an indeterminate amount of interests. In accordance with General Instruction E to Form S-8, each of the previous two registration statements filed by Atmos Energy on Form S-8 (File Nos. 33-57687 and 333-63738) relating to the Atmos Energy Corporation Retirement Savings Plan and Trust, which were filed with the Securities and Exchange Commission on February 14, 1995 and June 25, 2001, respectively, are incorporated by reference herein and are made a part of this registration statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers

The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

Article X of our articles of incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our articles of incorporation and Article IX of our bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 10, 2004.

ATMOS ENERGY CORPORATION

By:	/s/ ROBERT W. BEST
Robert W. Best, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. BEST Robert W. Best	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 10, 2004

/s/ JOHN P. REDDY John P. Reddy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2004

/s/ F. E. MEISENHEIMER F. E. Meisenheimer	Vice President and Controller (Principal Accounting Officer)	June 10, 2004

/s/ TRAVIS W. BAIN II Travis W. Bain II	Director	June 10, 2004

/s/ DAN BUSBEE Dan Busbee	Director	June 10, 2004

/s/ RICHARD W. CARDIN Richard W. Cardin	Director	June 10, 2004

/s/ THOMAS J. GARLAND Thomas J. Garland	Director	June 10, 2004

/s/ RICHARD GORDON Richard Gordon	Director	June 10, 2004

/s/ GENE C. KOONCE Gene C. Koonce	Director	June 10, 2004

/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	June 10, 2004

/s/ PHILLIP E. NICHOL Phillip E. Nichol	Director	June 10, 2004

/s/ CHARLES K. VAUGHAN Charles K. Vaughan	Director	June 10, 2004

/s/ RICHARD WARE II Richard Ware II	Director	June 10, 2004

Pursuant to the requirements of the Securities Act of 1933, the Retirement Savings Plan Trust Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 10, 2004.

RETIREMENT SAVINGS PLAN TRUST COMMITTEE

By:	/s/ LAURIE M. SHERWOOD
Laurie M. Sherwood, Chairperson

By:	/s/ TOM S. HAWKINS, JR.
Tom S. Hawkins, Jr., Member

By:	/s/ JOHN PARIS
John Paris, Member

By:	/s/ WYNN D. MCGREGOR
Wynn D. McGregor, Member

By:	/s/ GORDON J. ROY
Gordon J. Roy, Member

EXHIBIT INDEX

Exhibit Number	Description	Page Number or Incorporation by Reference to

4.1(a)	Restated Articles of Incorporation of the Company, as Amended (as of July 31, 1997)	Exhibit 3.1 of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

4.1(b)	Articles of Amendment to the Restated Articles of Incorporation of Atmos Energy Corporation as Amended (Texas)	Exhibit 3a of Form 10-Q for quarter ended March 31, 1999 (File No. 1-10042)

4.1(c)	Articles of Amendment to the Restated Articles of Incorporation of Atmos Energy Corporation as Amended (Virginia)	Exhibit 3b of Form 10-Q for quarter ended March 31, 1999 (File No. 1-10042)

4.2(a)	Bylaws of the Company (Amended and Restated as of November 12, 1997)	Exhibit 3.2 of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

4.2(b)	Amendment No. 1 to Bylaws of Atmos Energy Corporation (Amended and Restated as of November 12, 1997)	Exhibit 3.1 of Form 10-Q for quarter ended March 31, 2001 (File No. 1-10042)

4.2(c)	Amendment No. 2 to Bylaws of Atmos Energy Corporation (Amended and Restated as of November 12, 1997)	Exhibit 3.2(c) of Form 10-K for fiscal year ended September 30, 2003 (File No. 1-10042)

4.3	Specimen Common Stock Certificate (Atmos Energy Corporation)	Exhibit (4)(b) of Form 10-K for fiscal year ended September 30, 1988 (File No. 1-10042)

4.4	Rights Agreement, dated as of November 12, 1997, between the Company and BankBoston, N.A., as Rights Agent	Exhibit 4.1 of Form 8-K dated November 12, 1997 (File No. 1-10042)

4.5	First Amendment to Rights Agreement dated as of August 11, 1999, between the Company and BankBoston, N.A., as Rights Agent	Exhibit 2 of Form 8-A, Amendment No. 1, dated August 12, 1999 (File No. 1-10042)

4.6	Second Amendment to Rights Agreement dated as of February 13, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent	Exhibit 4 of Form 10-Q for quarter ended December 31, 2001 (File No. 1-10042)

4.7	Registration Rights Agreement, dated as of June 30, 2003, between Atmos Energy Corporation and Gary A. Morris, as Asset Manager	Exhibit 4.1 of Form 10-Q for quarter ended June 30, 2003 (File No. 1-10042)

4.8	Registration Rights Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company	Exhibit 99.2 of Form 8-K/A, dated December 3, 2002 (File No. 1-10042)

Exhibit Number	Description	Page Number or Incorporation by Reference to

4.9	Standstill Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company	Exhibit 99.3 of Form 8-K/A, dated December 3, 2002 (File No. 1-10042)

4.10	Form of Indenture between Atmos Energy Corporation and U.S. Bank Trust National Association, Trustee	Exhibit 4.1 to Registration Statement on Form S-3 filed April 20, 1998 (File No. 333-50477)

4.11	Indenture between Atmos Energy Corporation, as Issuer, and Suntrust Bank, Trustee dated as of May 22, 2001	Exhibit 99.3 of Form 8-K dated May 15, 2001 (File No. 1-10042)

4.12(a)	Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended and supplemented through December 1, 1992 (the Indenture of Mortgage through the 20th Supplemental Indenture)	Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)

4.12(b)	Twenty-First Supplemental Indenture dated as of February 5, 1997 by and among United Cities Gas Company and Bank of America Illinois and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959	Exhibit 10.7(a) of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

4.12(c)	Twenty-Second Supplemental Indenture dated as of July 29, 1997 by and among the Company and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959	Exhibit 10.7(b) of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

4.13(a)	Form of Indenture between United Cities Gas Company and First Trust of Illinois, National Association, as Trustee dated as of November 15, 1995	Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)

4.13(b)	First Supplemental Indenture between the Company and First Trust of Illinois, National Association, as Trustee dated as of July 29, 1997	Exhibit 10.8(a) of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

Exhibit Number	Description	Page Number or Incorporation by Reference to

4.14(a)	Seventh Supplemental Indenture, dated as of October 1, 1983 between Greeley Gas Company (“The Greeley Gas Division”) and the Central Bank of Denver, N.A. (“Central Bank”)	Exhibit 10.1 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)

4.14(b)	Ninth Supplemental Indenture, dated as of April 1, 1991, between The Greeley Gas Division and Central Bank	Exhibit 10.2 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)

4.14(c)	Tenth Supplemental Indenture, dated as of December 1, 1993, between the Company and Colorado National Bank, formerly Central Bank	Exhibit 10.4 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)

5.1*	Opinion of Louis P. Gregory

15*	Letter Regarding Unaudited Interim Financial Information

23.1*	Consent of Independent Auditors

23.2	Consent of Louis P. Gregory	See Exhibit 5.1 of this Registration Statement

24	Power of Attorney	See signature pages of this Registration Statement

* Filed herewith